Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

TALOS ENERGY INC.

TALOS ENERGY INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Talos Energy Inc., resolutions were adopted setting forth a proposed amendment of the Second Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and that said amendment should be presented to the stockholders of said corporation at the 2024 Annual Meeting of Stockholders for approval thereof.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the proposed amendment was presented to the stockholders of said corporation at its 2024 Annual Meeting of Stockholders duly called and held on the 23rd day of May, 2024 in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute and the Second Amended and Restated Certificate of Incorporation were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Second Amended and Restated Certificate of Incorporation of this corporation be amended by changing Section 7.1 thereof to read as follows:

“Section 7.1 Limitation on Director and Officer Liability. To the fullest extent that the DGCL or any other law of the State of Delaware as the same exists or is hereafter amended permits the limitation or elimination of the liability of directors or officers, no person who is or was a director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (or any successor provision thereto), or (iv) for any transaction from which the director or officer derived an improper personal benefit. Any repeal or amendment of this Section 7.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 7.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal, amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal, amendment or adoption of such inconsistent provision.”

(Signature page follows)

IN WITNESS WHEREOF, Talos Energy Inc. has caused this Certificate of Amendment to be signed by its Executive Vice President and General Counsel, this 23rd day of May, 2024.

TALOS ENERGY INC.

By:	/s/ William S. Moss III
Name: William S. Moss III
Title: Executive Vice President and General Counsel

TALOS ENERGY INC.

SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT OF THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION